Pricing Sheet dated July 11, 2008 relating to
Terms Supplement No. 82 dated June 24, 2008 to
Relating to the Eksportfinans ASA U.S. MTN Medium-Term Note Program
Filed pursuant to Rule 433
Registration Statement No. 333-140456

EKSPORTFINANS ASA

$2,464,000 13.00% Reverse Convertible Notes linked to eBay Inc., due January 16, 2009
$1,593,000 12.00% Reverse Convertible Notes linked to Google Inc., due January 16, 2009
$6,499,000 16.00% Reverse Convertible Notes linked to Petróleo Brasileiro S.A. — PETROBAS due January 16, 2009
$2,709,000 15.00% Reverse Convertible Notes linked to XTO Energy Inc., due January 16, 2009

PRICING TERMS FOR ALL REVERSE CONVERTIBLE NOTES — July 11, 2008

Issuer:	Eksportfinans ASA

Issuer Rating:	Aaa (negative outlook) (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)
Specified Currency:	U.S. dollars
Issue Price:	$1,000 per Reverse Convertible Note
Trade Date:	July 11, 2008
Original Issue Date:	July 16, 2008
Determination Date:	January 13, 2009
Maturity Date:	January 16, 2009
Redemption Amount:
■    if the closing price of the applicable Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of that Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

■    if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the applicable Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of that Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of that Reference Share on the Determination Date is less than the Initial Reference Level of that Reference Share.

Final Reference Level:	The closing price of the applicable Reference Share quoted by the Relevant Exchange on the Determination Date.
Share Redemption Amount:	The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Interest Payment Dates:	August 16, 2008, September 16, 2008, October 16, 2008, November 16, 2008, December 16, 2008 and January 16, 2009.
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.

SPECIFIC TERMS FOR EACH REVERSE CONVERTIBLE NOTE

	Initial			Share
	Reference			Redemption		Aggregate
Reference Shares	Level	Interest Rate	Knock-In Level	Amount	CUSIP	Face Amount

eBay Inc. (EBAY)	$28.01	13%	$22.408 (80% of Initial Reference Level)	35.70154	282645JT8	$2,464,000
Google Inc. (GOOG)	$533.80	12%	$427.04 (80% of Initial Reference Level)	1.87336	282645JU5	$1,593,000
Petróleo Brasileiro S.A.- PETROBRAS (PBR)	$61.71	16%	$49.368 (80% of Initial Reference Level)	16.20483	282645JV3	$6,499,000
XTO Energy Inc. (XTO)	$60.25	15%	$48.20 (80% of Initial Reference Level)	16.59751	282645JW1	$2,709,000
Agent:	Morgan Stanley & Co. Incorporated

Agent acting in the capacity as:	Principal

	EBAY	Total	GOOG	Total	PBR	Total	XTO	Total

Price to public:	$1,000	$2,464,000	$1,000	$1,593,000	$1,000	$6,499,000	$1,000	$2,709,000
Fees and commissions:	$15	$36,960	$15	$23,895	$15	$97,485	$15	$40,635
Proceeds to us:	$985	$2,427,040	$985	$1,569,105	$985	$6,401,515	$985	$2,668,365

MORGAN STANLEY

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Terms Supplement No. 82 dated June 24, 2008	Prospectus Supplement and Prospectus dated February 5, 2007

Product Supplement No. 1 dated April 12, 2007

Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.